Exhibit 23.3

CONSENT OF HEMPSTEAD & CO. INCORPORATED

We consent to the use and filing as an exhibit in this Form 10-K and Annual Report for the Year Ended June 30, 2004 of Voxware, Inc. (the “Company”), of our identity and the results of our report dated February 16, 2004 used to determine the fair value of the guarantee made by certain stockholders of the Company in connection with the Company’s credit facility with Silicon Valley Bank, referred to in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004.

/s/ Hempstead & Co. Inc.
Hempstead & Co. Incorporated Haddonfield, New Jersey August 6, 2004

/s/ J. Mark Penny, Managing Director
J. Mark Penny